Exhibit 10.16

CONSULTING AGREEMENT

THIS AGREEMENT effective as of July 1, 2016 (the “Effective Date”), by and between RaNA Therapeutics, Inc., a Delaware limited liability company (the “Company”) with a primary address of 200 Sidney Street, Cambridge, MA 02139, and Owen Hughes (“Consultant”) with a primary address of 31 Candy Hill Lane Sudbury MA 01776.

W I T N E S S E T H:

WHEREAS, the Company wishes Consultant to become a member of RaNA’s Board of Directors; and

WHEREAS, Consultant is willing to perform such services for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth below, the parties agree as follows:

1. Scope of Work.

Consultant shall perform the work described in Exhibit A attached hereto (the “Work”). Consultant shall perform the Work under the direction of such person(s) as the Company may designate. During the term of this Agreement, Consultant shall use his best efforts in performing the Work.

2. Compensation.

(a) In full consideration of Consultant’s satisfactory performance of the Work under this Agreement, the Company shall pay Consultant fees in accordance with the schedule therefor in Exhibit A.

(b) The Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred in performance of his duties hereunder and approved in advance by the Company.

3. Consultant’s Representations, Warranties and Covenants.

(a) Consultant shall recognize and avoid any situation that might involve a conflict of interests. Company acknowledges that Consultant is an employee of Intarcia Therapeutics, Inc.

(b) Consultant represents and warrants that he is authorized to enter into and perform this Agreement.

(c) Consultant represents that he has not been (a) debarred, convicted, and is not subject to a pending debarment or conviction, pursuant to Section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Consultant agrees to promptly inform Company in writing if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

CONSULTING AGREEMENT

(d) Consultant represents and warrants that no information to be disclosed to the Company in performance of this Agreement was or shall be acquired by Consultant (i) pursuant to any relationship in which Consultant was obligated to hold such information in confidence for the benefit of any third party or (ii) by any unlawful or otherwise improper means.

4. Rights in Intellectual Property.

(a) Consultant agrees that all discoveries, developments, inventions, ideas, concepts, research and other information, processes, products, methods and improvements or parts thereof (including, without limitation, all chemicals, compounds, biological materials, cell lines, organisms, biological materials, computer programs, software, source code, object code, flow charts, schematics, algorithms, designs, specifications, product plans or definitions, research data or results, web page designs and media designs), whether or not patentable or subject to copyright protection or other forms of proprietary protection, however denominated, and whether or not reduced to tangible form, memorialized or reduced to practice, that are written, conceived, developed, reduced to practice or otherwise made by Consultant, whether alone or jointly with others, in the course of, relating to or arising out of any of the Work or use of any Confidential Information or any Materials by or on behalf of Consultant (along with any and all copyrights, patent rights, trademarks and other proprietary rights arising therefrom or attributable thereto, however denominated, hereinafter collectively referred to as the “Developments”) shall be the sole property of the Company. Consultant further agrees that the originals and all copies of all notebooks, disks, tapes, computer programs, reports, proposals and other documents and materials evidencing, incorporating, constituting, representing, memorializing, embodying, capable of performing or displaying, or recording any Development or Confidential Information or Materials or of any other information or materials furnished to Consultant by the Company, however and whenever produced (whether by Consultant or others), shall be the sole property of the Company.

(b) Consultant agrees that all of the Developments, including, without limitation, all parts thereof, and any memorialization thereof by electronic or manual storage, transcription, or recording, and any display, performance or modification thereof or derivative work based thereon, is work made for hire under the copyright laws of the United States especially ordered and commissioned by the Company. The Company shall be deemed the sole author, creator, and inventor, as the case may be, of the Developments.

(c) Consultant hereby assigns and, to the extent any such assignment cannot be made at present, Consultant hereby agrees to assign to the Company all of his right, title and interest throughout the world in all Developments and to anything tangible which evidences, incorporates, constitutes, represents, memorializes, embodies, performs, displays or records any such Development. Consultant hereby assigns and, to the extent any such assignment cannot be made at present, Consultant hereby agrees to assign to the Company all copyrights, patents, trademarks and other proprietary rights, however denominated, Consultant may have in any such Developments, together with the right to file for or own wholly without restriction United States and foreign copyrights, patents, trademarks and other proprietary rights, however denominated, with respect thereto. Consultant agrees to waive, and hereby waives, all moral rights which Consultant may have in or to any Developments and, to the extent that such rights may not be waived, Consultant agrees not to assert such rights against the Company, its licensees, customers or partners.

CONSULTING AGREEMENT

(d) Consultant specifically agrees and acknowledges that the foregoing assignment covers all results, outputs and products of his Work for the Company prior to the date hereof, in any capacity and all related copyrights, patents, trademarks or other proprietary rights, however denominated, and that all such results, outputs and products shall be Developments hereunder and the sole property of the Company.

(e) Consultant hereby undertakes, (i) promptly to disclose all Developments to the Company; (ii) to assist the Company in every reasonable manner to obtain thereon patents, trademarks, copyrights, and other forms of proprietary protections, however denominated, in any and all countries for the Company’s benefit; (iii) to execute all such patent and trademark applications, patent, trademark or copyright assignments, registrations and applicants that may be required for other forms of proprietary protection, however denominated, and other lawful documents, and to take all such other actions, as the Company may request to obtain for the Company all right, title and interest in and to any of the Developments or otherwise to carry out the purposes of this Agreement. If the Company is unable, after reasonable effort, to secure Consultant’s signature on any such documents, Consultant hereby irrevocably designates and appoints each officer of the Company as Consultant’s agent and attorney-in-fact to execute any such papers on Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

(f) It is understood that Sections 4 and 5 of this Agreement apply, without limitation, to any and all oral communications and writings, including, without limitation, notes, drawings, specifications, software, source code, object code, schematics, flow charts, algorithms and engineering, sales, marketing and financial plans, and studies and reports that are prepared, compiled or acquired by Consultant during the term of this Agreement.

5. Non-Disclosure and Confidentiality.

(a) The Company shall provide Consultant with materials and such information about the Company, its business and its products and services as the Company, to enable Consultant to carry out his obligations under this Agreement.

(b) Consultant acknowledges that in the course of consulting for the Company he shall receive materials and information about, and access to, trade secrets and other confidential and proprietary information (including, without limitation, the information and materials described in Section 4 of this Agreement) which are vital to the competitive position and success of the Company. During the term of this Agreement and thereafter, Consultant shall hold strictly confidential and shall not disclose to others any of the Confidential Information. Consultant shall not use any of the Confidential Information or Materials other than as part of the Work and for the sole benefit of the Company. Without the prior written consent of the Company, (i) Consultant shall not distribute or otherwise allow the release of the Materials to any third party, (ii) Consultant shall not, nor allow or encourage any third party to, manufacture or analyze or otherwise “reverse engineer” any Materials, and (iii) Consultant shall comply with all laws and regulations regarding the transportation, use and disposal of Materials.

(c) The term “Confidential Information” as used throughout this Agreement shall mean all Developments and all trade secrets, confidential or proprietary information, all information concerning any of the Materials, and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee or consultant of the Company (including Consultant) or received by the Company from an outside

CONSULTING AGREEMENT

source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company or which might permit the Company or any of its customers to obtain a competitive advantage over competitors who do not have access to such Developments, Materials, trade secrets, confidential or proprietary information or other data or information.

(d) Confidential Information shall not include any information which (a) was known to Consultant at the time it was disclosed, other than by previous disclosure by Company, as evidenced by Consultant’s written records at the time of disclosure, (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, (c) is lawfully and in good faith made available to Consultant by a third party who did not derive it, directly or indirectly, from Company or (d) was independently developed by Consultant without use of Confidential Information as evidenced by Consultant’s written records. In the event that the Consultant is required to disclose Confidential Information by an order or action of a governmental agency, authority or court, Company shall be informed as soon as reasonably possible and Consultant shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all efforts required to obtain confidential treatment for such information.

(e) The term “Materials” as used throughout this Agreement shall mean all materials provided to Consultant by or on behalf of the Company (chemicals, compounds, biological materials, cell lines, organisms, biological materials), all materials derived therefrom (including derivatives, progeny and improvements), and all Developments to the extent such Developments constitute tangible materials.

(f) Consultant understands that the Company from time to time has in its possession materials and information (including product and development plans and specifications) which is claimed by others to be proprietary and which the Company has agreed to keep confidential. Consultant agrees that all such materials and information shall be Materials and Confidential Information, respectively, for purposes of this Agreement.

6. Non-Competition, Non-Solicitation.

(a) During the term of this Agreement and for a period of one (1) year after the termination or expiration thereof, Consultant shall not, directly or indirectly, participate, whether as owner, stockholder, director, officer, manager, employee, agent or consultant or otherwise, in any project or program of any for profit business, firm or corporation which is Competing Company. However, the foregoing sentence shall not be construed to prohibit purchase on a national securities exchange or in the “over-the-counter” market of any securities of a Competing Company listed on such exchange or publicly traded in such market, provided however, that such purchase does not result in Consultant becoming owner of record of one percent (1%) or more of the outstanding of any class of such company’s securities. A Competing Company shall be an organization which uses oligonucleotide based therapeutics designed to upregulate a protein or an organization which conducts research and development relating to modulation of non-coding RNA.

(b) During the term of this Agreement and for a period of one (1) year after the termination or expiration thereof, Consultant shall not, in any capacity, directly or indirectly, request, cause, solicit, induce, attempt to hire or hire any employee of the Company (or any other person who may have been employed by the Company during the term of this Agreement) to perform work or services for any person or entity other than the Company, or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company.

CONSULTING AGREEMENT

7. Relationship of the Parties.

In performing the Work under this Agreement, Consultant shall at all times act as an independent contractor. This Agreement shall not create any relationship whereby Consultant shall be an agent or legal representative of the Company for any purpose whatsoever and creates no relationship of employment, principal and agent, partnership or joint venturers. Consultant shall have no authority to bind the Company or to create any express or implied obligation for the Company, and shall not hold himself out as having such authority. Consultant shall have full responsibility for payment of, and shall pay, all compensation, social security, unemployment, withholding and other taxes and charges for all persons engaged by him in the performance of services hereunder, as and when the same become due and payable, and the Company shall have no obligation to pay or make available any employee benefit to Consultant or any person employed by or associated with Consultant.

8. Term and Termination.

(a) This Agreement shall be effective as of the date first above written and shall continue until terminated by the either party as provided in this Section 8.

(b) The Company may terminate this Agreement by sending written notice of termination to Consultant at any time after Consultant fails or neglects to satisfactorily perform any of his obligations hereunder, including, without limitation, the timely performance of the Work, or otherwise after Consultant’s breach of any provision hereof, such notice to be effective immediately upon sending. Following any such termination, the Company shall have no further liability or obligation to Consultant.

(c) Either party may terminate this Agreement upon 90 days written notice. Company may also remove Consultant from RaNA’s board of directors upon written notice, but Company shall be required to continue payments for 90 days from written notice of termination.

(d) Upon termination or expiration of this Agreement, or at any time upon the written request of the Company, Consultant shall return promptly to the Company all Confidential Information and Materials and all other documents, materials and property belonging to the Company or its clients. If requested to do so by the Company, Consultant shall sign a Termination Certificate in which Consultant confirms that Consultant has complied with the requirements of this Section 8(d) and that Consultant is aware that certain restrictions imposed upon Consultant by this Agreement shall continue after termination or expiration of this Agreement, provided that Consultant’s obligations under this Agreement shall continue even if Consultant does not sign such a Termination Certificate. The Company may withhold final payment under this Agreement until its receipt of such a Termination Certificate.

(e) Upon the earlier to occur of the termination or expiration of this Agreement or completion of the Work, or at any other time upon request of the Company, Consultant shall deliver promptly to the Company all Materials, notebooks, disks, tapes, computer programs, reports, proposals, other documents, materials, tools, equipment and other property belonging to the Company or its customers.

CONSULTING AGREEMENT

(f) Consultant understands and agrees that his obligations under Sections 3, 4, 5, 6, 7 and 9 hereof and this Section 8 shall survive and shall not be affected by any expiration or earlier termination of this Agreement.

9. Miscellaneous.

(a) Any notice required or permitted to be given under this Agreement shall be given in writing and sent by certified mail to the party at the address set forth below or to such other address as such party shall have designated in writing:

If to the Company:	RaNA Therapeutics Inc. 200 Sidney Street Cambridge, MA 02139

If to Consultant:	Owen Hughes
31 Candy Hill Lane
Sudbury, MA 01776

(b) This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior oral and written agreements and understandings between them relating to this consulting relationship.

(c) No waiver or amendment of any of the provisions of this Agreement shall be binding unless made in writing and signed by the parties. No failure on the part of either party to exercise, or delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver on one occasion shall not constitute a waiver on any further occasion. All rights and remedies hereunder are cumulative and in addition to and not exclusive of any other rights and remedies provided by law.

(d) This Agreement is personal to Consultant, and Consultant shall not delegate or assign any of his rights, duties or obligations hereunder. Any purported assignment or delegation thereof by Consultant shall be void and ineffective. Consultant shall perform his duties and obligations hereunder alone or in cooperation with employees of the Company only, and shall not retain, or use other persons to assist him, or work with other persons, in performing such duties and obligations.

(e) This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

(f) Consultant acknowledges that money damages alone shall not adequately compensate the Company for breach of any of Consultant’s obligations under Sections 4, 5, 6 and 8(e) hereof and, therefore, agrees that in the event of any breach or threatened breach of any such obligation, in addition to all other remedies available to the Company, at law, in equity or otherwise, the Company shall be entitled to injunctive relief compelling specific satisfactory performance of, or other compliance with, the terms of such Sections.

CONSULTING AGREEMENT

(g) In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the immediately preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 9(g), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance all other provisions hereof shall remain in full force and effect.

(h) This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. All litigation arising from or relating to this Agreement shall be filed and prosecuted before any court of competent subject matter jurisdiction in Boston, Massachusetts. Consultant consents to the jurisdiction of such courts over him, stipulates to the convenience, efficiency and fairness of proceeding in such courts, and covenants not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts.

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CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

RANA THERAPEUTICS, INC		OWEN HUGHES

By:	/s/ Paul Burgess	/s/ Owen Hughes
	Name: Paul Burgess	Name: Owen Hughes
	Title: General Counsel	Title: CEO, Intarcia Therapeutics

EXHIBIT A

1. Consulting Services:

Consultant shall become a member of RaNA’s Board of Directors.

2. Compensation:

As full compensation for the services, Company will pay Consultant $25,000 per year paid quarterly in advance and provide the Common Incentive Unit grant described below. For partial quarters, the payments will be adjusted accordingly.

Company will reimburse Consultant for all reasonable travel and other business expenses incurred by Consultant in rendering the Consulting Services, provided that such expenses are agreed upon in writing in advance, and are confirmed by appropriate written expense statements and other supporting documentation.

4. Common Incentive Units

In connection with the commencement of your consulting, the Company will propose to the Board of Directors of RaNA Therapeutics, LLC (the “RaNA LLC Board”), that a grant be made to you of 209,795 Common Incentive Units of RaNA Therapeutics, LLC (the “Proposed Grant”). The Proposed Grant will be subject to the terms and conditions of a Common Incentive Unit Grant Agreement to be entered into by you and RaNA Therapeutics, LLC. Your ownership of the Common Incentive Units will be subject to a vesting schedule as follows: one quarter of shares will vest on the first anniversary of the Effective Date, and following that, 1/36th of the remaining Common Incentive Units will vest on a monthly basis, contingent on your continued engagement as a consultant with the Company.